Exhibit 35.2

Collateral Management Services

May 26, 2011

American Honda Finance Corporation P.O. Box 2295
Torrance, California 90509-2295

Attention: Paul C. Honda

Re: Assessment of compliance for services provided pursuant to the Title Administration Agreement dated as of February 5, 2002 between triVIN, Inc. (triVIN) for services provided by its wholly owned subsidiary, DealerTrack Collateral Management Services (fka FDI Computer Consulting, Inc., dba FDI Collateral Management) (the Company), and American Honda Finance Corporation (AHFC).

a)
A review of the Company's activities and performance under the Title Administration Agreement dated as of February 5, 2002 between triVIN and AHFC during the period commencing April 1, 2010 through and including March 31, 2011 has been conducted under our supervision, and;

b)
To the best of my knowledge, based upon such review, the Company has fulfilled its obligations under the Title Administration Agreement dated as of February 5, 2002 between triVIN and AHFC in all material respects throughout the period commencing April 1, 2010 through and including March 31, 2011.

DealerTrack Collateral Management Services

By   /s/ Tony Panganinban

Name: Tony Panganiban
Title: Vice President, Finance
Signed as of May 26, 2011

Cc: Brent Suire